Exihibit 99.02

Earnings Release Script

February 12, 2004

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley, Vice President of Investor Relations for GRIC Communications.  This afternoon we will discuss financial results for the Fourth quarter of 2003.  Playback of this call will be available at 1-800-938-2305, through February 16, 2004. This conference call is being webcast live today and is available on the Investor Relations page of the GRIC Communications website.  It will be available for replay until March 1, 2004.  Also, on the call for GRIC are Bharat Davé, GRIC’s President and CEO and Bill Feichtmann, GRIC’s Corporate Controller and acting Chief Financial Officer.  Bharat will discuss overall company highlights and Bill will summarize our financial results.  We will then take questions.

This call will include “forward-looking” statements, including projections about our business, that involve risks and uncertainties.  These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Bharat.

Bharat Davé:

Good afternoon, and thank you for joining GRIC Communications today for our quarterly conference call.

The fourth quarter was a tremendously important one for GRIC Communications. It was one in which we accelerated our penetration of the enterprise market, laid the groundwork for a more robust services offering, and continued to extend our leadership in the emerging Wi-Fi market.

On the business side, this was a positive quarter for us because we experienced a dramatic increase in the pace of customer acquisition.  In the first half of the year, we added a total of 40 enterprise customers and VARs.  In the second half of the year we doubled that number and added over 80 enterprise and VAR partners.  The continued traction we are seeing in the market place is clearly evident by the fact that in the fourth quarter alone we signed 50 enterprise customers and VARs.  That included such well-known enterprises as Ethan Allen, a leading manufacturer and retailer of quality home furnishings; International Multifoods Corp; and Robert W. Baird & Co.

Since we began our sustained focus on the direct enterprise market a little more than a year ago, we have added more than 110 new enterprise customers and more than 30 new VARs worldwide.

Direct enterprise and VAR revenues now make up nearly 40 percent of GRIC’s overall revenue mix.  We expect that percentage to increase significantly as time goes on, particularly once the customers we have signed in 2003 fully implement the GRIC solution.

As GRIC’s revenue base continues to shift with more of our revenues coming from enterprise customers, a benefit is that our top line gets much more predictable.  It is important to note that approximately 15 percent of our revenues generated in the fourth quarter came from monthly customer commitments and subscription-based revenue plans.  We expect that this percentage will increase during the year ahead.

As you may know, even though we can, and often do, implement customers in 120 days or less, it can sometimes take as long as six months for our large, multinational customers to roll out the new GRIC solution to all of their geographically-dispersed mobile users.  This is especially true when the GRIC solution is displacing another vendor’s service, which is often the case.  As a result, despite the progress we made last year to sign new customers, much of the revenue value associated with these customer wins will start being reflected in our 2004 results.

In prior quarters, we reported that GRIC was focusing more resources on sales and marketing.  In the fourth quarter of 2003, our investment in these key areas continued.  We increased spending on sales and marketing by approximately half a million dollars over the third quarter of 2003.  Most of that increase was for new marketing programs.  Through this investment, we are waging an aggressive marketing campaign on many fronts to increase our brand awareness and drive sales leads.

Another major step forward in the fourth quarter was completion of GRIC’s acquisition of Axcelerant, Inc., which was a leading provider of secure/managed broadband services for Fortune 1000 companies.  By adding the Axcelerant solution set to GRIC’s portfolio of services, GRIC now makes it possible for teleworkers and branch offices to connect securely back to the corporate network via such broadband technologies as DSL and cable.

Now let me take a moment to describe briefly why we delayed reporting our fourth quarter earnings.  As GRIC completed the acquisition of Axcelerant and integrated our business operations we wanted to ensure that the way the combined company accounted for revenues moving forward was consistent with generally accepted accounting practices, particularly in light of recent changes in accounting rules, and with GRIC’s own previously used methodologies.  Even though Axcelerant’s historical revenues had been audited and reviewed we felt that given the way rules are changing it would be more prudent to take a more conservative approach and amortize the installation portion of broadband services revenues over the life of the contract.  The adoption of this more conservative approach has no impact on GRIC’s historical financial results.

According to 2003 IDC estimates there are currently 100 million workers worldwide that reside outside the corporate firewall.  Prior to the acquisition, GRIC’s traditional service offering was aimed at the approximately 35 million mobile workers in this group.  By adding Axcelerant’s solution set, GRIC can now serve the approximately 65 million workers in home/teleworker offices or branch office/retail locations who require managed broadband services.

Not only does Axcelerant’s product offering perfectly complement our leading GRIC MobileOffice solution, Axcelerant’s structure and corporate culture also perfectly complement our own.  Like GRIC, Axcelerant was a focused, young, entrepreneurial company that used the aggregation model as the foundation of its business.  While we already had relationships with more than 300 service providers worldwide, the acquisition of Axcelerant has added relationships with about 100 broadband service providers in North America.  This powerful combination provides us with the unique capability to offer secure, remote connectivity in virtually all of the U.S. and Canada.

Moreover, Axcelerant brought to us strong existing relationships with many customers, including such household names as Bristol-Myers Squibb, Schering Plough, Philip Morris and Charles Schwab.  Many of our major customers are now evaluating how the complete GRIC solution for workers outside the company firewall can improve productivity and lower their total cost of ownership.  Understandably, we are very excited about the synergistic opportunities that we expect to arise from this new combination.

The Axcelerant acquisition has enabled us to significantly enhance our product offering and resolve a broader set of issues that face IT managers today.  With Axcelerant’s resources, experience, and expertise, the new GRIC will be able to bring to the market a robust solution for managing secure remote access for ALL employees outside the corporate firewall.  That includes mobile workers, teleworkers, and branch office employees.

I don’t know of another company that can stand by that statement today.  Even global carriers and service providers are often unable to satisfy the needs of a large enterprise seeking a single provider capable of delivering an integrated access solution for its geographically-dispersed mobile workers, teleworkers and branch office employees.  Frequently, geographic service areas are isolated islands and access choices are limited.  We believe that the GRIC solution provides a compelling alternative that addresses these enterprise customer needs.

So, as you can see, this acquisition enables GRIC to address a much larger market opportunity.  We are making the sales and marketing investments now to seize this expanded market opportunity.  Branding and direct resources are critical to building momentum in the enterprise arena.  As we discussed before this strategy is paying off and we will continue to execute this strategy going forward.

I can tell you from personal experience that the GRIC value proposition resonates strongly with virtually all of our customers.  IT leaders in major enterprises today face a monumental challenge.  On the one hand, there is an ever-growing need to provide access to workers who must connect to the corporate network from some location outside the corporate firewall.  This includes teleworkers and branch office employees, who may never come into the corporate office, as well as mobile workers who travel extensively or just need to work from home occasionally.

On the other hand, security of corporate data, or indeed the network itself, is much more difficult to maintain in such an environment.  The job is made even more complex when the IT manager has to deal with multiple vendors, each with different reporting, billing and management policies and tools.

Now IT managers have a choice.  They can choose simplicity and accountability. For the first time they can get all the services they need to manage their remote and mobile workers from a single vendor.  And GRIC is the vendor that offers industry-leading reporting and management tools, making their lives even easier.  For the hard-pressed IT manager this adds up to a significant reduction in complexity.  Now the IT manager can provide remote workers with a single user interface, manage them with a single set of management and reporting tools, and settle each month with a single bill from a single vendor.  That is the power behind the GRIC solution!  And we believe that no one else can deliver this today!

The Wi-Fi market continues to be the focus of a great deal of media and industry attention and GRIC remains a leader in this market. Our broadband network now encompasses 40 countries and more than 7400 deployed access locations, many of them in locations frequented by business travelers — airports, rail stations, hotels, and convention centers.  As we implement agreements we have recently signed with wireless service providers all over the world, those numbers will increase to well over 15,000 access locations during the next several quarters.  By offering locations in leading business travel destinations, we are making access available precisely where users need it most in order to connect securely and easily to their home networks.

As evidence of GRIC’s progress in the area of expanding its revenue base into broadband related services, I am happy to report that in the fourth quarter approximately 11 percent of the Company’s revenue was generated from broadband and Wi-Fi related services.

To sum up: This past quarter has been the most exciting in an already exciting year.

We have:

•                  Completed the Axcelerant acquisition, which allows GRIC to bring to market the industry’s first total solution for enterprise customers addressing their challenges outside of the corporate firewall;

•                  Launched ourselves aggressively into the marketplace with a major new marketing campaign;

•                  Continued to build our leadership position in Wi-Fi; and

•                  Gained customer confidence which is clearly visible in the strong customer testimonials that we have received, many of which are now available on our corporate web site.

As we move into the first quarter of 2004, we are more confident than ever that the course we are following is the right one. We have the right solution for the market at the right time and the right team to deliver it.  We are determined to succeed.  I look forward to sharing our progress with you.

Now I’d like to turn the call over to Bill Feichtmann.

Bill Feichtmann:

Thank you Bharat.

Good afternoon - I am very pleased to be taking you through our results today.  First, I would like to take you through the highlights of the operating statement.

Revenues:

Bharat has already summarized why we delayed the announcement of our Q4 earnings until today.  As today’s earnings release indicated, the Company’s financial results for the fourth quarter of 2003 include one month of revenues derived from activities attributable to the broadband services business acquired from Axcelerant.  Based on our analysis of recently revised accounting literature in the context of our evolving business model, revenues attributable to installation of broadband products and services will be recognized by GRIC over a 24-month period for financial accounting purposes.  There was less than a five percent negative impact on our total fourth quarter revenues as a result of applying these principles.  Based on our current projections, we anticipate that the revenue impact during each quarter of 2004 will be of a similar magnitude and will decrease in magnitude over time.

Let me reiterate that this treatment will not impact any of GRIC’s historical financials.

Now, let me discuss the rest of our revenue picture.

In the face of continuing turmoil and financial instability, as witnessed by yet another large telco’s recent Chapter 11 filing, we still grew the top line to $11.2 million—a 4 percent increase over the third quarter of 2003 and a 17 percent increase over the same quarter a year ago.  In Q4 of 2003, combined revenues from both our enterprise customers and VAR channel partners accounted for approximately 38% of total revenues.  We clearly are continuing to see a shift in the revenue mix from our ISP and Telco customers to our enterprise and VAR customers.  This shift is the result of our strong focus over the past 12 months on directly acquiring enterprise customers, as Bharat pointed out earlier.

Gross Margins

I am happy to note that GRIC’s overall gross margins remained strong, ending at 60% in the fourth quarter, compared with 61% in Q3 of 2003 and 59% in Q4 of 2002.  Historically, gross margins have been solid.  Currently, they reflect the change in revenue mix that I mentioned earlier.

Operating Expenses:

Total operating expenses were $7.7 million for the fourth quarter, representing a 20% increase over the $6.4 million spent in Q3 of 2003 and a 41% increase versus the $5.4 million spent in Q4 of 2002.  The primary reason for the increase in our operating expenses from the same quarter a year ago was sales headcount; while the primary reason for the increase from Q3 2003 to Q4 2003 was our increased investment in marketing programs and headcount.  An essential component of our success in winning enterprise customers has been our increased investment in sales and marketing during the past several quarters.  As you noticed, our operating expenses include $160,000 of amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.  We expect approximately $500,000 of amortization related expenses for the next several quarters and then that number will gradually decrease from there.

Net Income

The net loss in the fourth quarter of 2003 was $1.0 million or $0.03 per share, which reflects the company’s continued investment in sales and marketing, and higher one-time costs related to the completion of the acquisition of Axcelerant.

Now I will move on to the Balance Sheet:

For quite some time we have had a very strong balance sheet and this quarter is no exception.

In summary:

•                  Cash and short-term investments were $25.2 million at the end of the fourth quarter which was up from $23.4 million at the end of the previous quarter.

•                  Our capital expenditures for the fourth quarter were approximately $900,000 — reflecting increased investment related to the Axcelerant acquisition.  While our low capital expenditure model still holds true, we anticipate slightly higher levels of capital spending over the next few quarters as we completely integrate and upgrade our information and accounting systems.

•                  Our DSO of 62 days in the fourth quarter was higher than recent levels, principally due to the impact of blending our traditional business and one month of broadband services business acquired from Axcelerant.  In the current quarter, we anticipate that the DSO level will fall in the low to mid-50 days range.

•                  Finally, we continue to have no debt.

Revenue for Q1 of 2004 is projected to be in the range of $13.4 million to $13.7 million.  We expect gross margins to be in the range of 60% to 62% percent during the first quarter of 2004.  Total operating expenses are projected to be in the range of $9.7 to $10.0 million for the first quarter of 2004.

I am now going to turn things back to John for additional comments.

John Riley:

Additional Comments

The following statements are based on current expectations and information available to us as of February 12, 2004; we do not undertake a duty to update them.  Our ability to project future results is inherently uncertain.  These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

At this time I will summarize the Q1 2004 guidance that Bill has provided to you for GRIC Communications.

•                  GRIC expects revenue in the range of $13.4 to $13.7 million for the first quarter of 2004.

•                  GRIC expects overall gross margins in the range of 60 to 62 percent for the first quarter of 2004.

•                  GRIC expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $9.7 to $10.0 million in the first quarter of 2004.  These projected operating expenses include amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

•                  The Company anticipates that it will be profitable for the 2004 fiscal year.

Pause

Finally, let me take a moment to reiterate our Outlook publication procedures.

GRIC will keep its earnings release and Outlook publicly available on its Web site (www.gric.com).  Prior to the start of the Quiet Period (which I will describe in a minute), the public can continue to rely on the Outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations.  During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations.  The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the fourth quarter, the Quiet Period will be March 15, 2004 through May 4, 2004.

Operator, at this time we would like to entertain questions.

Pause

At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GRIC’s progress with you in the future.